EXHIBIT 21.1

SUBSIDIARIES OF JONES SODA CO.

•	Jones Soda Co. (USA) Inc.—A wholly-owned subsidiary, incorporated in the State of Washington

•	Jones Soda (Canada) Inc.—A wholly-owned subsidiary, incorporated in British Columbia

•	Mary Jones Holdings, Inc. —A wholly-owned subsidiary, incorporated in the State of Delaware.

•	Mary Jones, California LLC.—A wholly-owned subsidiary of Mary Jones Holdings, Inc., existing under the laws of the State of California

•	Mary Jones Michigan LLC - A wholly-owned subsidiary of Mary Jones Holdings, Inc., existing under the laws of the State of Michigan.

•	Pinestar Gold, Inc.—A wholly-owned subsidiary, incorporated in British Columbia.